Exhibit 99.1

For Immediate Release

Contacts:	Dan Erickson	Monique Johnson
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Director of Marketing and Communications
	(310) 258-9302	(310) 258-9349

Alliance Bancshares California Completes Sale of $10 Million in Trust Preferred Securities

Culver City, CA (June 1, 2006)—Alliance Bancshares California “ABNS”, (OTC BB: ABNS.OB) bank holding company of Alliance Bank, today announced that it has issued $10 million of new trust preferred securities. The trust preferred securities mature in 30 years, are redeemable at par at the Company’s option beginning after five years and require quarterly distributions, initially at the rate of 6.73%, which will reset quarterly at the three-month LIBOR plus 1.50%. The securities are subordinate to other borrowings and qualify as capital for regulatory purposes.

Chairman and CEO Curtis S. Reis commented, “With this new capital, we are able to continue the solid growth of recent years. This brings total capital including our loan loss reserve and trust preferred securities to over $80 million. The proceeds from the sale of the securities provide capital at a very attractive cost without dilution to our shareholders. We intend to use the capital to support further growth.”

With just under $750 million in total assets, Alliance Bank is one of the leading independent business banks headquartered in Southern California, offering a wide range of financial solutions tailored to corporate customers, executives and professionals. Serving small to mid-sized businesses, Alliance Bank’s strategy focuses on delivering progressive products and services including deposit and cash management services as well as commercial, small business, asset-based, construction and real estate financing. Founded in 1980, Alliance Bank is the principal subsidiary of Alliance Bancshares California (OTC BB: ABNS.OB), with regional banking offices in Culver City, Irvine, Woodland Hills and Burbank. Alliance can be found on the Web at www.allbank.com.

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